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Exhibit 4.6

AMENDED AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE
YEARS ENDED FEBRUARY 28, 2009 AND FEBRUARY 29, 2008
AND AMENDED CONSOLIDATED FINANCIAL STATEMENTS FOR THE
THREE MONTH PERIOD ENDED MAY 31, 2009

 AUDITORS' REPORT

To the Shareholders of
 DragonWave Inc.

        We have audited the consolidated balance sheets of DragonWave Inc. as at February 28, 2009 and February 29, 2008 and the consolidated statements of operations, comprehensive loss and deficit and cash flows for each of the years in the two-year period ended February 28, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at February 28, 2009 and February 29, 2008 and the results of its operations and its cash flows for each of the years in the two-year period ended February 28, 2009 in accordance with Canadian generally accepted accounting principles.

Ottawa, Canada,	/s/ Ernst & Young LLP
April 17, 2009 (except as to note 20,	Chartered Accountants
which is as of August 25, 2009)	Licensed Public Accountants

 DRAGONWAVE INC.

CONSOLIDATED BALANCE SHEETS

(Expressed in Cdn $000's)

	Note	As at May 31, 2009	As at February 28, 2009	As at February 29, 2008
		$	$	$
		(non-audited)	(audited)
Assets
Current Assets
Cash and cash equivalents		21,975	8,504	1,551
Short-term investments		—	14,994	31,908
Accounts receivable	6	11,258	10,523	11,433
Other receivables	3	640	720	1,092
Inventory	4	12,533	14,238	10,584
Prepaid expenses		447	173	424

		46,853	49,152	56,992

Property and equipment	5	2,965	2,676	2,823

		2,965	2,676	2,823

Total Assets		49,818	51,828	59,815

Liabilities
Current Liabilities
Line of credit	6	586	641	550
Accounts payable and accrued liabilities		6,681	5,677	9,055
Deferred revenue		1,886	2,215	1,713

		9,153	8,533	11,318

Commitments	10
Shareholders' equity
Capital stock	9	119,936	119,925	119,435
Contributed surplus	9	1,472	1,230	933
Deficit		(80,743)	(77,860)	(71,871)

		40,665	43,295	48,497

Total Liabilities and Shareholders' Equity		49,818	51,828	59,815

On behalf of the Board:

/s/ GERRY SPENCER	/s/ CLAUDE HAW
Director	Director

See accompanying notes

 DRAGONWAVE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS, COMPREHENSIVE LOSS AND DEFICIT

(Expressed in Cdn $000's except share and per share amounts)

		For the three months ended		For the year ended
	Note	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
		$	$	$	$
		(non-audited)		(audited)
Revenue	17	15,950	10,725	43,334	40,404
Cost of sales	4	10,440	6,344	28,683	24,980

Gross profit		5,510	4,381	14,651	15,424

Expenses
Research and development		3,024	3,131	10,628	10,378
Selling and marketing		2,539	2,624	10,649	8,858
General and administrative		1,231	1,130	4,079	3,885
Investment tax credits		(60)	(50)	(82)	(492)
Restructuring charges	14	—	—	501	—

		6,734	6,835	25,775	22,629

		(1,224)	(2,454)	(11,124)	(7,205)
Interest income		34	254	693	1,109
Interest expense		(7)	(9)	(35)	(203)
Interest expense on debt component of preferred shares and convertible debt	7&8	—	—	—	(500)
Foreign exchange gain (loss)		(1,686)	268	4,514	(1,453)

Loss before income taxes		(2,883)	(1,941)	(5,952)	(8,252)
Income taxes	12	—	—	(37)	—

Net and comprehensive loss		(2,883)	(1,941)	(5,989)	(8,252)
Deficit, beginning of period		(77,860)	(71,871)	(71,871)	(63,619)

Deficit, end of period		(80,743)	(73,812)	(77,860)	(71,871)

Loss per share
Basic and fully diluted		(0.10)	(0.07)	(0.21)	(0.35)

Basic and diluted weighted average number of shares outstanding		28,569,238	28,480,522	28,537,202	23,448,504

See accompanying notes

 DRAGONWAVE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Cdn $000's except share and per share amounts)

		For the three months ended		For the year ended
	Note	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
		$	$	$	$
		(non-audited)		(audited)
Cash and cash equivalents provided by (used in)
Operating Activities
Net loss		(2,883)	(1,941)	(5,989)	(8,252)
Items not affecting cash
Depreciation	5	303	235	1,070	563
Interest on debt component of preferred shares	7	—	—	—	350
Interest on debt component of convertible debt	8	—	—	—	150
Stock-based compensation	9	242	145	624	327
Warrant expense	9	—	11	2	64
Unrealized foreign exchange (gain) loss		1,032	60	(907)	479
Accrued interest on fair value of short-term investments	15	—	150	(159)	(534)

		(1,306)	(1,340)	(5,359)	(6,853)
Changes in non-cash working capital items	11	1,451	(740)	(4,997)	(3,419)

		145	(2,080)	(10,356)	(10,272)
Investing Activities
Acquisition of property and equipment	5	(592)	(323)	(923)	(2,808)
Maturity (Investment) of short-term investments		14,994	31,758	17,073	(31,374)

		14,402	31,435	16,150	(34,182)
Financing Activities
Change in line of credit	6	(55)	4	91	(3,893)
Exercise of warrants	9	—	152	150	—
Issuance of Common stock net of stock issuance costs	9	11	—	11	49,043

		(44)	156	252	45,150
Effect of foreign exchange on cash and cash equivalents		(1,032)	(60)	907	(479)
Net increase in cash and cash equivalents		13,471	29,451	6,953	217
Cash and cash equivalents — beginning of period		8,504	1,551	1,551	1,334

Cash and cash equivalents — end of period		21,975	31,002	8,504	1,551

Cash paid during the year for:
Interest		7	9	35	203

See accompanying notes

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Cdn $000's except share and per share amounts)

1.     NATURE OF BUSINESS AND BASIS OF PRESENTATION

  DragonWave Inc. (the "Company"), incorporated under the Canada Business Corporations Act in February 2000, is in the business of developing next-generation broadband wireless backhaul equipment.

  All references to shares in these consolidated financial statements have been restated to reflect one-for-ten share consolidation which was approved on April 10, 2007.

2.     SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles ("GAAP") and include the following significant accounting policies as well as a reconciliation of the significant differences with generally accepted accounting principles in the United States in note 20.

  Use of accounting estimates

  The preparation of the consolidated financial statements in conformity with Canadian GAAP requires the Company's management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent amounts of assets and liabilities as at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from the estimates made by management.

  The following accounts include estimates by management: allowance for doubtful accounts, other receivables, inventory provisions, and accrued liabilities.

  Cash and cash equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Short-term investments

  The Company has classified its short-term investments as held for trading and are carried at fair value with both realized and unrealized gains and losses included in the net loss.

  Comprehensive loss

  Comprehensive loss is composed of the Company's net loss and other comprehensive loss. The Company does not currently have any other comprehensive loss.

  Consolidation

  These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, DragonWave Corp., incorporated in the state of Delaware, and 4472314 Canada Inc., incorporated in Canada. All intercompany accounts and transactions have been eliminated.

  Property and equipment

  Property and equipment are stated at cost. Amortization is calculated using the straight-line method over the anticipated useful lives of the assets as follows:

Research and development equipment	5 years
Furniture and fixtures	5 years
Automobiles	5 years
Leasehold improvements	5 years
Test equipment	4 years
Communication equipment	3 years
Warehouse and production fixtures	3 years
Computer hardware	2 years
Computer software	2 years

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Impairment of long-lived assets

  Management evaluates the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated undiscounted future net cash inflows attributable to the asset are less than the carrying amount, an impairment loss is recognized. The amount of impairment loss to be recorded is the difference between the asset's carrying value and the net discounted estimated future cash flows.

  As at May 31, 2009, there are no indicators of impairment of long-lived assets.

  Inventory

  Inventory is valued at the lower of cost and market. The cost of inventory is calculated on a standard cost basis, which approximates average cost. Market is determined as net realizable value for finished goods, raw materials and work in progress. Indirect manufacturing costs and direct labour expenses are allocated systematically to the total production inventory.

  Revenue recognition

  The Company derives revenue from the sale of broadband wireless backhaul equipment which includes embedded software and a license to use said software and extended product warranties. Software is considered to be incidental to the product. Services range from installation and training to basic consulting. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred and there are no significant remaining vendor obligations, collection of receivables is reasonably assured and the fee is fixed and determinable. Where final acceptance of the product is specified by the customer, revenue is deferred until acceptance criteria have been met. Additionally, the Company's business agreements may contain multiple elements. Accordingly, the Company is required to determine the appropriate accounting, including whether the deliverables specified in a multiple element arrangement should be treated as separate units of accounting for revenue recognition purposes, the fair value of these separate units of accounting and when to recognize revenue for each element. For arrangements involving multiple elements, the Company allocates revenue to each component of the arrangement using the residual value method, based on vendor-specific objective evidence of the fair value of the undelivered elements. These elements may include one or more of the following: advanced replacement, extended warranties, training, and installation. The Company allocates the arrangement fee, in a multiple-element transaction, to the undelivered elements based on the total fair value of those undelivered elements, as indicated by vendor-specific objective evidence. This portion of the arrangement fee is deferred. The difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. In some instances, a group of contracts or agreements with the same customer may be so closely related that they are, in effect, part of a single multiple-element arrangement, and therefore, the Company would allocate the corresponding revenue among the various components, as described above.

  The Company generates revenue through direct sales and sales to distributors. Revenue on stocking orders sold to distributors is not recognized until the product is sold to an end user.

  Arrangements that include services such as training and installation are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When services are considered essential, revenue allocable to the other elements is deferred until the services have been performed. When services are not considered essential, the revenue allocable to the services is recognized as the services are performed.

  Revenue associated with extended warranty and advanced replacement is recognized rateably over the life of the contracted service.

  Revenue from engineering services or development agreements is recognized according to the specific terms and acceptance criteria as services are rendered.

  The Company accrues estimated potential product liability as warranty costs when revenue on the sale of equipment is recognized. Warranty costs are calculated on a percentage of revenue per month based on current actual warranty costs and return experience.

  Shipping and handling costs borne by the Company are recorded in cost of sales. Shipping and handling costs charged to customers are recorded as revenue, if billed at the time of shipment. Costs charged to customers after delivery are recorded in cost of sales.

  Research and development

  Research costs are expensed as incurred. Development costs other than property and equipment are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Development costs incurred prior to establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Government assistance and investment tax

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

  credits relating to ongoing research and development costs are recorded as a recovery of the related research and development expenses, and where such assistance is reasonably assured.

  Foreign currency translation

  The Company's foreign subsidiary is considered financially and operationally integrated and is translated into Canadian dollars using the temporal method of translation: monetary assets and liabilities are translated at the period end exchange rate, non-monetary assets are translated at the historical exchange rate, and revenue and expense items are translated at the average exchange rate. Gains or losses resulting from the translation adjustments are included in income.

  Income taxes

  The Company follows the liability method in accounting for income taxes. Under this method, current income taxes are recognized based on an estimate of the current year. Future tax assets and liabilities are recorded for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. The future benefit of losses available to be carried forward, and likely to be realized are measured using the substantively enacted tax rate in effect at the time in which the losses will be utilized. A valuation allowance is recorded when it is more likely than not that the benefit of the future income tax asset will not be realized.

  Loss per share

  Basic loss per share is calculated by dividing net loss available to Common shareholders by the weighted average number of Common shares outstanding during the period. For all periods presented, the net loss available to Common shareholders equates to the net loss.

  Diluted net loss per share is equal to the basic net loss per share since the effect of exercising 2,070,255 stock options outstanding at May 31, 2009 (February 28, 2009 — 2,075,918; February 29, 2008 — 1,604,350) would be anti-dilutive for all periods.

  Stock option plan

  The Company has a stock option plan which is described in note 9. The Company accounts for stock options granted to employees using the fair value method, in accordance with the recommendations in the Canadian Institute of Chartered Accountants ("CICA") Handbook section 3870, Stock-based Compensation and Other Stock-based Payments. In accordance with the fair value method, the Company recognizes estimated compensation expense related to stock options over the vesting period of the options granted, with the related credit being charged to contributed surplus.

  The Company launched an employee share purchase plan on October 20, 2008. The plan includes provisions to allow employees to purchase Common shares. The Company will match the employees' contribution at a rate of 25%. Proceeds from employees and cost of matching shares are recorded in share capital and contributed surplus at the time the shares are issued. The shares contributed by the Company will vest 12 months after issuance with a corresponding compensation expense recognized in income.

  CHANGES IN ACCOUNTING POLICIES

  The CICA has issued the following new Handbook Sections which affect the year ended February 29, 2008:

  a)
  Handbook Section 3862, "Financial Instruments — Disclosures," applies to fiscal years beginning on or after October 1, 2007. This section modifies the disclosure standards for financial instruments that were included in Section 3861, "Financial Instruments — Disclosure and Presentation". The new standard requires entities to provide disclosure on a) the significance of financial instruments for the entity's financial position and performance and b) the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and at the balance sheet date, and how the entity manages those risks. The Company has provided the required disclosure in note 15.

  b)
  Handbook Section 3863, "Financial Instruments — Presentation," applies to fiscal years beginning on or after October 1, 2007. This Section carries forward the same presentation standards for financial instruments that were included in Section 3861, "Financial Instruments — Disclosure and Presentation". The Company has provided the required disclosure in note 15.

  c)
  Handbook Section 3031, "Inventories", was issued in March 2007 and replaces Section 3030, "Inventories" effective for fiscal years beginning on or after January 1, 2008. The new section prescribes measurement of inventories at the lower of cost and net realizable value. It provides guidance on the determination of cost, prohibiting the use of the last-in, first-out method

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

2.     SIGNIFICANT ACCOUNTING POLICIES (Continued)

    (LIFO), and requires the reversal of previous write-downs when there is a subsequent increase in the value of inventories. The changes noted above have been incorporated in the periods presented.

  d)
  Section 1535, "Capital Disclosures", establishes standards for disclosing information about an entity's capital and how it is managed. It describes the disclosure of the entity's objectives, policies and processes for managing capital, the qualitative data about what the entity regards as capital, whether the entity has complied with any capital disclosure requirements, and, if it has not complied, the consequences of such non-compliance. The Company has provided this disclosure in note 16.

  The Company is in compliance with the new Handbook Sections mentioned above as of February 28, 2009. There was no transitional adjustment required for the year ended February 29, 2008.

  Future Accounting Changes

  In 2006, Canada's Accounting Standards Board ratified a strategic plan that will result in Canadian GAAP, as used by public companies, being evolved and converged with International Financial Reporting Standards ("IFRS") over a transitional period to be complete by 2011. The Company will be required to report using the converged standards effective for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. Canadian GAAP will be converged with IFRS through a combination of two methods: as current joint-convergence projects of the United States' Financial Accounting Standards Board and the International Accounting Standards Board are agreed upon, they will be adopted by Canada's Accounting Standards Board and may be introduced in Canada before the complete changeover to IFRS; and standards not subject to a joint-convergence project will be exposed in an omnibus manner for introduction at the time of the complete changeover to IFRS. The International Accounting Standards Board currently has projects underway that should result in new pronouncements that continue to evolve IFRS.

  Discussion of the Company's progress with respect to the established conversion plan is addressed in the Management's Discussion and Analysis of the financial results for the three months ended May 31, 2009.

3.     OTHER RECEIVABLES

  Other receivables are comprised of the following:

	May 31, 2009	February 28, 2009	February 29, 2008
Investment tax credits recoverable	247	187	329
Goods and Services Tax receivable	234	229	628
Provincial sales tax receivable	1	—	28
UK Value Added Tax receivable	18	203	—
Miscellaneous receivables	140	101	107

Total Other Receivables	640	720	1,092

4.     INVENTORY

  Inventory is comprised of the following:

	May 31, 2009	February 28, 2009	February 29, 2008
Raw materials	5,199	6,368	3,887
Work in progress	878	455	1,343
Finished goods	3,634	4,822	4,144

Total production inventory	9,711	11,645	9,374
Inventory held for customer service/warranty	2,822	2,593	1,210

Total Inventory	12,533	14,238	10,584

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

4.     INVENTORY (Continued)

  Cost of sales for the three and twelve months ended May 31, 2009 and February 28, 2009 was $10,440 and $28,683 respectively (May 31, 2008 — $6,344; February 29, 2008 — $24,980), which included $9,929 and $25,689 respectively (three months ended May 31, 2008 — $5,848; year ended February 29, 2008 — $23,332) of costs associated with inventory. The remaining costs of $511 and $2,994 respectively (three months ended May 31, 2008 — $496; year ended February 29, 2008 — $1,648) related principally to freight, warranty and other direct costs of sales.

  During the three months and twelve months ended May 31 and February 28, 2009, the Company recognized an impairment charge on inventory of $25 and $1,221 (May 31, 2008 — $149; February 29, 2008 — $220).

5.     PROPERTY AND EQUIPMENT

	May 31, 2009		February 28, 2009		February 29, 2008
	Cost	Accumulated Amortization	Cost	Accumulated Amortization	Cost	Accumulated Amortization
R&D equipment	2,026	1,181	2,013	1,114	1,964	851
Furniture and fixtures	602	520	602	515	566	488
Leasehold improvements	531	404	512	397	478	370
Test equipment	6,363	5,157	5,903	5,064	5,760	4,775
Communication equipment	162	138	151	136	138	132
Computer hardware	1,463	1,227	1,418	1,163	1,226	949
Computer software	1,161	962	1,106	909	918	730
Production fixtures	393	164	404	153	136	91
Automobile	24	7	24	6	24	1

	12,725	9,760	12,133	9,457	11,210	8,387

Accumulated Amortization	(9,760)		(9,457)		(8,387)

Net Book Value	2,965		2,676		2,823

6.     LINE OF CREDIT

  As at May 31, 2009, the Company had drawn $586 (February 28, 2009 — $641; February 29, 2008 — $550) on an operating credit facility with a limit of $10,000 USD (February 28, 2009 — $5,000 CDN; February 29, 2008 — $5,000 CDN). Interest is calculated at the bank's prime rate of interest plus 1.75% (May 31, 2008 — 1%; February 28, 2009 — 1%; February 29, 2008 — 1%) and resulted in a weighted average effective rate of 3.92% (May 31, 2008 — 6.22%; February 28, 2009 — 5.44%; February 29, 2008 — 8%). The draw on the line of credit is denominated in both Canadian and US currencies. An additional $1,522 USD has been reserved against the operating line of credit to secure letters of credit to support performance guarantees. The Company has provided a general security agreement on accounts receivable. The Company was in compliance with the financial covenants included in the lending agreement at all periods mentioned above.

  The Company also holds a capital expenditure facility with a limit of $3,000 USD (February 28, 2009 — nil; February 29, 2008 — nil).

7.     REDEEMABLE PREFERRED SHARES

  On April 19, 2007, a capital reorganization occurred pursuant to which the outstanding Series A-1 Preferred shares and Class B Preferred shares were converted to Common shares, on the following basis:

  •
  The outstanding Series A-1 Preferred shares of the Company were converted into 1,908,315 Common shares on a basis of 1.647932 Common shares for each series A-1 Preferred share, rounded down to the nearest whole number of Common shares held by each holder;

  •
  The outstanding Class B Preferred shares of the Company were converted into 7,069,386 Common shares, on the basis of one Common share for each Class B Preferred share.

  The amount recorded for the debt component of redeemable Preferred shares at April 19, 2007 totalling $18,354 has been recorded to Common shares.

  During the three and twelve months ended May 31, 2009 and February 28, 2009, interest of nil and nil (three months ended May 31, 2008 — nil; year ended February 29, 2008 — $350) was accrued on the value of the redeemable Preferred shares.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

8.     CONVERTIBLE DEBT

  On April 19, 2007, a capital reorganization occurred pursuant to which the Convertible Debt was converted into 3,763,283 Common shares at a 10% discount to the price of the Common shares. The amount recorded as Convertible Debt on April 19, 2007 totalled $13,171 and on conversion has been recorded to Common shares.

  During the three and twelve months ended May 31, 2009 and February 28, 2009, interest of nil and nil (three months ended May 31, 2008 — nil; year ended February 29, 2008 — $150) was accrued on the debt component of the Convertible Debt. Certain lenders are related party shareholders, which is further discussed in note 13.

9.     CAPITAL STOCK

  Share capital consists of the following:

  The Company is authorized to issue an unlimited number of voting Common shares. After all preferential dividends are declared; common shareholders are entitled to dividends, if and when declared by the Board of Directors, provided that an equivalent dividend on the outstanding Class A-1 Preferred shares, Class B Preferred shares, and Class B-1 Preferred shares are declared.

  On April 19, 2007, the Company completed an initial public offering ("IPO"). Pursuant to the offering, the Company issued 7,595,000 Common shares for gross proceeds of $30,000. On May 23, 2007, the Company closed an over-allotment option of 700,000 shares resulting in additional gross proceeds to the Company of $2,765. The net proceeds from both the IPO and the over-allotment, after deducting share issue costs of $5,832, which have been netted against the value of the Common shares, was $26,935. In addition, the Company has converted its Series A-1 Preferred shares (note 7), Class B Preferred shares (note 7), and the Convertible Debt (see note 8) into 1,908,315, 7,069,386, and 3,763,283 Common shares respectively. Upon conversion of the Preferred shares and the Convertible Debt; the amounts previously recorded in contributed surplus of $16,011 and $1,109, respectively, have been allocated from contributed surplus to the value recorded for Common shares. Additionally, the debt component of the Preferred shares and the Convertible Debt outstanding at the date of the capital reorganization amounting to $18,354 and $13,171, respectively, have also been adjusted to the value recorded for the Common shares.

  On March 11 and May 22, 2008, the Company issued 36,446 and 78,534 Common shares respectively. These shares were issued as a result of the Company's bank exercising three separate warrants for cash consideration of $150.

	May 31, 2009	February 28, 2009	February 29, 2008
in shares
Issued and outstanding	28,614,780	28,559,297	28,440,355

in dollars
Value of Capital Stock
Common shares	119,936	119,925	119,435
Contributed surplus	1,472	1,230	933

Total Capital Stock	121,408	121,155	120,368

  During the three months ended May 31, 2009 and the year ended February 28, 2009, the Company repurchased nil and 3,221 restricted Common shares from departing employees respectively (year ended February 29, 2008 — 5,209 shares).

  On January 29, 2009 the Board of Directors of the Company approved the adoption of a shareholder rights plan (the "Rights Plan"). The Rights Plan is intended to provide the Company's Board of Directors with adequate time to assess a take-over bid, to consider alternatives to a take-over bid as a means of maximizing shareholder value, to allow competing bids to emerge, and to provide the Company's shareholders with adequate time to properly assess a take-over bid without undue pressure. The Rights Plan is not intended to prevent take-over bids that treat shareholders fairly and offer fair value, and permits bids that meet certain requirements intended to protect the interests of all shareholders.

  The Rights Plan was approved by the Toronto Stock Exchange and was ratified by the Company's shareholders on June 9, 2009 at the Company's Annual and Special Meeting of the shareholders. The complete Rights Plan is published separately and available at www.sedar.com.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

9.     CAPITAL STOCK (Continued)

  The following table provides details of the amount recorded to contributed surplus:

	May 31, 2009	February 28, 2009	February 29, 2008
Fair value of warrants	66	66	393
Stock based compensation — stock option	1,406	1,164	540

	1,472	1,230	933

  Employee stock option/stock issuance plan

  The Company has established the DragonWave Inc. Key Employee Stock Option/Stock Issuance Plan (the "Plan") applicable to full-time employees, directors and consultants of the Company for purchase of Common shares with 4,292,217 (February 28, 2009 — 4,283,894; February 29, 2008 — 4,266,053) Common shares reserved for issuance as at May 31, 2009. Options are granted with an exercise price equal to the fair value of the Common shares of the Company, and may generally be exercised at a rate of 25% one year from the date of the option grant, and 1/36th of the remaining 75% per additional month of full-time employment with the Company. Options expire in periods ranging from three to ten years, or upon termination of employment.

  The following is a summary of Common stock option activity:

	May 31, 2009		February 28, 2009		February 29, 2008
	Options	Weighted average price	Options	Weighted average price	Options	Weighted average price
	#	$	#	$	#	$
Opening Balance	2,075,918	3.37	1,604,350	3.90	920,655	2.33
Granted	52,337	3.13	544,268	1.97	703,750	5.94
Cancelled and expired	(4,400)	3.55	(72,250)	4.47	(1,091)	2.46
Exercised	(53,600)	0.10	(450)	2.46	(18,964)	3.30

Closing Balance	2,070,255	3.30	2,075,918	3.37	1,604,350	3.90

  The Company has recognized $242 and $624 as compensation expense for stock-based grants, with a corresponding credit to contributed surplus, for the three and twelve months ended May 31 and February 28, 2009 respectively (three months ended May 31, 2008 — $145; year ended February 29, 2008 — $327).

  Prior to the IPO, the fair value of options were estimated at the date of grant using the minimum value option pricing model with the following assumptions: risk-free interest rate of 2% to 4%, a dividend yield of nil, and an average expected life of four years.

  Pursuant to the IPO, the Company calculates the fair value of options granted subsequent to April 19, 2007 at the date of grant using the Black-Scholes Model. The following are the weighted average values used in determining the fair value:

	May 31, 2009	February 28, 2009	February 29, 2008
Volatility	90.4%	61.2%	52.0%
Risk free rate of return	1.3%	1.6%	4.3%
Dividend yield	Nil	Nil	Nil
Average expected life	4 yrs	4 yrs	4 yrs

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

9.     CAPITAL STOCK (Continued)

  The following table summarizes information about the Company's stock options outstanding and exercisable on May 31, 2009:

	Options outstanding			Options exercisable
Exercise price	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of options	Weighted average exercise price
$	#	(yrs)	$	#	$
0.10 - 2.00	451,000	4.46	1.37	2,500	1.61
2.01 - 3.00	836,300	1.34	2.46	588,073	2.46
3.01 - 3.38	432,587	4.43	3.38	142,969	3.38
3.39 - 6.57	350,368	3.53	6.37	139,048	6.38

	2,070,255	3.03	3.08	872,590	3.23

  The following table summarizes information about the Company's stock options outstanding and exercisable on February 28, 2009:

	Options outstanding			Options exercisable
Exercise price	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of options	Weighted average exercise price
$	#	(yrs)	$	#	$
0 - 0.10	53,600	2.31	0.10	53,600	0.10
0.11 - 2.50	1,275,100	2.50	2.08	554,943	2.46
2.51 - 4.00	66,300	3.77	3.62	12,789	3.89
4.01 - 6.00	293,868	3.81	5.33	85,265	5.30
6.01 - 6.57	387,050	3.60	6.57	132,185	6.57

	2,075,918	2.92	3.37	838,782	3.26

  The Company introduced a restricted stock purchase plan as at June 30, 2005. The plan which included provisions to allow employees to purchase Common shares as restricted stock. The restrictions are removed at a rate of 25% one year from purchase and 1/36th of the remaining 75% per month thereafter. All the employees of the Company participated in an option exchange program where their Common options and Special Purpose Common options were exchanged for restricted stock as at June 30, 2005.

  The following is a life to date summary of restricted stock activity:

	Restricted stock	Weighted average exercise price
	#	$
Stock with restrictions on April 17, 2007	1,839,296	0.01
Restrictions lapsed	(1,747,585)	0.01
Restricted stock repurchased on employee departure	(31,548)	0.01

Restricted stock at May 31, 2009	60,163	0.01

  These restricted stocks vest at various dates with a vesting period of 48 months.

  The Company launched an Employee Share Purchase Plan ("ESPP") on October 20, 2008. The plan includes provisions to allow employees to purchase Common shares. The Company will match the employees contribution at a rate of 25%. The shares contributed by the Company will vest 12 months after issuance. During the three and twelve months ended May 31 and February 28, 2009 a total of 1,506 and 6,732 shares were issued respectively (three and twelve months ended May 31, 2008 and February 29, 2008 — nil and nil). Proceeds from these issuances were $5 and $7 respectively (three and twelve months ended May 31, 2008 and February 29, 2008 — nil and nil).

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

9.     CAPITAL STOCK (Continued)

  Warrants

  On December 21, 2001, and as amended and restated on November 10, 2003, in connection with the issuance of the long-term debt, the Company issued to two parties the right to purchase $315 US and $35US Series A-1 Preferred shares of the Company. On April 19, 2007, a capital reorganization occurred pursuant to which all Preferred shares were converted into Common shares. As a result, and in accordance with the original terms of the agreement, the terms of the warrant were updated such that the holders are entitled to purchase an aggregate of 42,171 Common shares at a purchase price of $9.10 per share. The warrants, which carry a cashless conversion privilege, expire upon the later of: (a) the tenth anniversary of the grant of the right to purchase or (b) April 19, 2012.

  On March 31, 2005, the Company issued to its bank the right to purchase $120 of Class B Preferred shares of the Company which carries a cashless conversion privilege and expires on March 31, 2010. On September 9, 2005, the Company issued to its bank the right to purchase $30 of Class B Preferred shares of the Company which carries a cashless conversion privilege and expires on September 9, 2010. On January 31, 2007, the Company issued to its bank the right to purchase $152 of Class B Preferred shares of the Company which expire on January 31, 2012. On April 19, 2007, a capital reorganization occurred pursuant to which all Preferred shares were converted into Common shares. As a result, and in accordance with the original terms of the agreement, the terms of the warrants were updated such that the holders are entitled to purchase an aggregate of 157,068 Common shares at a purchase price of $1.91 per share.

  The fair value was determined using the Black-Scholes Model at the date of issuance using a volatility factor of 75%, risk free interest rate between 4% and 4.5%, dividend yield of nil and expected life of 5 years. The fair value of the warrants was established at $329. During the three months ended May 31, 2008, the warrants mentioned above were exercised and resulted in proceeds of $150 being paid to the Company. The warrants and their associated proceeds previously recorded as contributed surplus are now recorded in share capital. On March 11, 2008, the Company's bank exercised 78,534 warrants in exchange for 36,446 Common shares. The bank utilized the cashless conversion provision within the agreement resulting in no additional funds being paid to the Company. On May 22, 2008, the Company's bank exercised 78,534 warrants in exchange for 78,534 Common shares. The warrants were valued at $1.91 per Common share.

  In consideration for entering into the Convertible Debt, the Company issued warrants to the lenders which, pursuant to the capital reorganization on April 19, 2007, resulted in the determination of the number of Common shares available for purchase, and the corresponding exercise price. The warrants entitle the holders to purchase an aggregate of 178,287 Common shares at a purchase price of $3.56 per share. A cashless conversion is permitted based on a formula detailed in the warrant agreement. The warrants become exercisable on April 19, 2007, and expire on April 19, 2010.

  Effective May 30, 2007, the Company granted a warrant to a party to purchase up to 126,250 Common shares of the Company at a price of $3.55 per share. The warrant expires 10 years after the date of issuance. The warrant shall vest based on the achievement of pre-determined business milestones. As at August 31, 2008, a revenue reduction provision in the amount of $66 was recognized with a corresponding increase in contributed surplus. The provision was determined using the Black-Scholes Model using a volatility factor of 50%, risk free rate of 3.3% dividend yield of nil, and an expected life of 8.75 years.

10.   COMMITMENTS

  Future minimum operating lease payments as at May 31, 2009 per fiscal year are as follows:

$
2010	643
2011	679
2012	512
2013	77
Thereafter	12

1,923

  In addition to the above, on December 1, 2008, the Company issued a letter of credit to support a guarantee with a European bank. The guarantee expires on April 30, 2010 and has an amount of up to 860,000 Euros. The Company is selling equipment to an integrator who will resell the equipment to a service provider. The Company will be required to fulfill its obligations under the

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

10.   COMMITMENTS (Continued)

  guarantee in the event that the service provider defaults on its obligations to the bank. The Company has recourse against the integrator in the event that the guarantee is exercised.

11.   SUPPLEMENTAL CASH FLOW INFORMATION

	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
Changes in non-cash working capital balances:
Accounts receivable	(735)	3,891	910	(3,756)
Other receivables	80	323	372	(106)
Inventory	1,705	(1,763)	(3,654)	(3,686)
Prepaid expenses	(274)	7	251	(92)
Accounts payable and accrued liabilities	1,004	(2,862)	(3,378)	3,137
Deferred revenue	(329)	(336)	502	1,084

Changes in non-cash working capital balances	1,451	(740)	(4,997)	(3,419)

12.   INCOME TAXES

  The reported income tax provision differs from the amount computed by applying the Canadian statutory rate to the net loss, for the following reasons:

	Year Ended February 28, 2009	Year Ended February 29, 2008
	$	$
Loss before income taxes	(5,952)	(8,252)
Statutory income tax rate	33.42%	35.68%

Expected income tax recovery	(1,989)	(2,944)
Tax effect of expenses only deductible for tax purposes	(490)	—
Tax effect of realizing benefit of prior years' loss carryforwards	(275)	(69)
Tax effect of losses not recognized	—	813
Foreign tax rate differences	5	14
Foreign branch taxes	37	—
Tax effect of expenses not deductible for tax purposes	364	(41)
Tax effect of temporary differences not recognized	2,385	2,227

Income tax expense	37	—

  The Company's future tax assets and liabilities include the following significant components:

	February 28, 2009	February 29, 2008
	$	$
Scientific Research and Experimental Development expenditures	10,120	9,068
Income tax loss carryforwards	5,416	10,086
Book and tax differences on assets	4,259	718
Ontario Harmonization tax credit	1,857	1,019

Total future tax assets	21,652	20,891

Valuation allowance	(21,652)	(20,891)

Net future tax assets	—	—

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

12.   INCOME TAXES (Continued)

  As at February 28, 2009, the Company had $16,176 of cumulative income tax loss carry forwards in Canada that expire between Fiscal 2010 and Fiscal 2027.

  The Company also had $1,232 of Federal tax loss carry forwards in the U.S. that expire between Fiscal 2025 and Fiscal 2027. Internal Revenue Code Section 382 imposes an annual limitation on the use of a company's net operating loss carry forwards when a company has an ownership change. As a result of the Company's public offering in April 2007 and the follow-on offering in September 2007, the Company effectuated a change of ownership as understood by Section 382. The annual restriction in the amount of losses that may be used has been calculated as $490.

  As at February 28, 2009, the Company had $6,620 of investment tax credits available to reduce future Canadian income taxes payable. These investment tax credits begin to expire in 2010. A tax benefit for these investment tax credits has not been recognized in the consolidated financial statements. During the years ended February 28, 2009 and February 29, 2008, the Company recognized investment tax credits of $82 and $493, respectively. Also as at February 28, 2009, the Company had scientific research and experimental development expenditures of $34,896, which may be carried forward indefinitely.

  The Company had a transitional tax credit of $1,857, arising from Federal/Ontario Corporate Tax Harmonization, that is available to reduce future Ontario income tax and expires in 2013.

13.   RELATED PARTY TRANSACTIONS

  The Company leases premises from a real estate company controlled by a member of the Board of Directors. During the three months ended May 31, 2009 and the year ended February 28, 2009, the Company paid $203 and $845 respectively (three months ended May 31, 2008 — $205; year ended February 29, 2008 — $792), relating to the rent and operating costs associated with this real estate. These amounts have been allocated amongst various expense accounts.

  The Company also purchased products and services from two companies controlled or significantly influenced by a Board member. Total net product and services purchased for the three months ended May 31, 2009 and the year ended February 28, 2009 were $2,321 and $14,308 respectively (three months ended May 31, 2008 — $3,596; year ended February 29, 2008 — $14,883), and the value owing for net purchases at May 31, 2009 was $428 (February 28, 2009 — $1,405; February 29, 2008 — $1,033) and is included in accounts payable and accrued liabilities. The majority of the purchases have been recorded in inventory and ultimately in cost of sales.

  Interest expense paid to a related party for a Company issued Convertible Debenture for the three months ended May 31, 2009 and the year ended February 28, 2009 was nil and nil respectively (three months ended May 31, 2008 — $116; year ended February 29, 2008 — $116).

  All transactions are in the normal course of business and have been recorded at the exchange amount.

14.   RESTRUCTURING COSTS RELATED TO SPECIFIC ITEMS

  During the third fiscal quarter of the year ended February 28, 2009, the Company implemented a restructuring plan aimed at reducing its operating expenses due to the uncertainty in some of its markets arising from the global financial conditions.

  Restructuring charges related to severance costs and other cost reduction measures were $461 and $40 respectively. Other costs include both legal and contract termination costs. All restructuring costs were recognized during the third fiscal quarter of the year ended February 28, 2009. The greater part of all cash disbursements related to these restructuring costs took place during the three months ended February 28, 2009; the remaining $17 held in accounts payable was disbursed in the following fiscal quarter.

15.   FINANCIAL INSTRUMENTS

  Under Canadian GAAP, financial instruments are classified into one of the following categories: held for trading, held-to-maturity, available-for-sale, loans and receivables, or other financial liabilities.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

15.   FINANCIAL INSTRUMENTS (Continued)

  Fair value

  The following table summarizes the carrying values of the Company's financial instruments:

	May 31, 2009	February 28, 2009	February 29, 2008
Held for trading(1)	21,975	23,498	33,459
Loans and receivables(2)	11,898	11,243	12,525
Other financial liabilities(3)	6,745	5,934	9,176

  (1)
  Includes cash, cash equivalents, and short-term investments

  (2)
  Includes accounts receivable and other receivables

  (3)
  Includes line of credit, accounts payable and accrued liabilities which are financial in nature

  Cash and cash equivalents, short-term investments, accounts receivable, other receivables, line of credit, accounts payable and accrued liabilities are short-term financial instruments whose fair value approximates the carrying amount given that they will mature shortly. As at the balance sheet date, there are no significant differences between the carrying value of these items and their estimated fair values.

  Interest rate risk

  Cash and cash equivalents and short-term investments with fixed interest rates expose the Company to interest rate risk on these financial instruments. Interest income of $34 and $693 was recognized during the three and twelve months ended May 31, 2009 and February 28, 2009 respectively, on the Company's cash, cash equivalents and short-term investments (three months ended May 31, 2008 — $254; year ended February 29, 2008 — $1,109).

  The following table illustrates the effect of a change in interest rates on the Company's net loss for the periods mentioned below, with all other variables held constant. The change in after-tax loss is due to adjustments in the fair value for fixed rate short-term investments classified as held for trading.

	Interest Rates +25 basis points	Interest Rates -25 basis points
Effect on the Company's after-tax income
as at May 31, 2009	nil	nil
as at February 28, 2009	(2)	2
as at May 31, 2008	(5)	5
as at February 29, 2008	(7)	7

  The Company pays interest on its line of credit at the bank's prime rate of interest plus 1.75% (February 28, 2009 — 1%; February 29, 2008 — 1%), and has interest rate risk exposure due to changes in the bank's prime rate.

  Credit risk

  The Company is exposed to credit risk with respect to accounts receivable in the event that its counterparties do not meet their obligations. The Company minimizes its credit risk with respect to accounts receivable by performing credit reviews for each of its customers. As at May 31, 2009, one customer exceeded 10% of the total receivable balance. This customer represented 45% (February 28, 2009 — two customers represented 44%; February 29, 2008 — one customer represented 26%) of the accounts receivable balance.

  The Company's allowance for doubtful accounts reflects the Company's assessment of collectability across its global customer base. The Company defines past due based on agreed upon terms with each individual customer. As at May 31, 2009, 28% of trade receivables (net of allowances) are considered at least one day past due (February 28, 2009 — 23%; February 29, 2008 — 49%).

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

15.   FINANCIAL INSTRUMENTS (Continued)

  Foreign exchange risk

  The following table summarizes the currency distribution of the Company's financial instruments in Canadian dollars:

	May 31, 2009			February 28, 2009			February 29, 2008
	CDN Dollars	US Dollars	Other Currency	CDN Dollars	US Dollars	Other Currency	CDN Dollars	US Dollars	Other Currency
Cash and cash equivalents	65%	30%	5%	69%	26%	5%	96%	3%	1%
Accounts receivable	3%	96%	1%	4%	90%	6%	15%	84%	1%
Financial liabilities	43%	56%	1%	40%	59%	1%	43%	56%	1%

  Foreign exchange risk arises because of fluctuations in exchange rates. The Company's financial results are reported in Canadian dollars while it conducts a significant portion of its business activities in foreign currencies, primarily United States dollars. The assets, liabilities, revenue and expenses that are denominated in foreign currencies will be affected by changes in the exchange rate between the Canadian dollar and these foreign currencies. The Company does not currently use derivative financial instruments to mitigate this risk.

  If the Canadian dollar had appreciated 1 percent against all foreign currencies at May 31, 2009, with all other variables held constant, the impact of this foreign currency change on the Company's foreign denominated financial instruments would have resulted in a reduction of after-tax net income of $149 for the three months ended May 31, 2009 (three month ended May 31, 2008 — $86; year ended February 28, 2009 — $211; year ended February 29, 2008 — $69). If the Canadian dollar had depreciated 1 percent against all foreign currencies for the three months ended May 31, 2009, with all other variables held constant, the impact of this foreign currency change on the Company's foreign denominated financial instruments would have resulted in an additional $149 of after-tax net income for the three month period ended May 31, 2009 (three months ended May 31, 2008 — $86; year ended February 28, 2009 — $211; year ended February 29, 2008 — $69).

  For the three months ended May 31, 2009, a foreign exchange loss of $1,686 was recognized (three months ended May 31, 2008 — $268 gain; year ended February 28, 2009 — $4,514 gain; year ended February 29, 2008 — $1,453 loss).

  Liquidity risk

  Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. Based on the Company's recent performance, current revenue expectations and strong current ratio, management believes that liquidity risk is low.

16.   CAPITAL MANAGEMENT

  The Company defines capital to include shareholders' equity. The Company manages its capital in order to maintain flexibility and respond to changes in economic and/or marketplace conditions. In order to increase shareholder value, the Company may adjust its capital structure by issuing new shares, purchasing shares for cancellation or raising debt. At this time, the Company does not utilize debt facilities as part of its capital management strategy with the exception of an operating line of credit. For all periods noted, the Company has not distributed dividends to its shareholders. The Company is not subject to any externally imposed requirements other than disclosed in note 6; and there were no changes in the Company's approach to capital management during the periods noted in these consolidated financial statements.

17.   SEGMENTS AND GEOGRAPHICAL INFORMATION

  The Company operates in one reportable segment — broadband wireless backhaul equipment. All significant assets held by the Company are located in Canada. The following table presents total revenues by geographic location:

	May 31, 2009		May 31, 2008		February 28, 2009		February 29, 2008
	$	%	$	%	$	%	$	%
Canada	966	6	1,820	17	4,690	11	5,678	14
North America (excluding Canada)	11,886	74	6,239	58	24,951	58	22,387	56
Europe, Middle East, and Africa	3,027	19	2,416	23	11,334	26	11,382	28
Other	71	1	250	2	2,359	5	957	2

	15,950	100	10,725	100	43,334	100	40,404	100

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

18.   ECONOMIC DEPENDENCE

  The Company is dependent on a key customer with respect to revenue. This customer represents approximately 52% and 19% of sales for the three and twelve months ended May 31 and February 28, 2009 respectively (three months ended May 31, 2008 — 39%; year ended February 29, 2008 — 27%).

19.   COMPARATIVE FIGURES

  Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current fiscal year.

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The Company follows Canadian GAAP which is different in some respects from the accounting principles applicable in the United States ("U.S. GAAP") and from practices prescribed by the United States Securities and Exchange Commission. The significant differences between Canadian and U.S. GAAP, and their effects on the consolidated financial statements, are described below.

  The following table reconciles net loss and comprehensive loss as reported under Canadian GAAP to net loss and comprehensive loss that would have been reported had the consolidated financial statements been prepared in accordance with U.S. GAAP:

	Three months ended		Twelve months ended
	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
Net loss and comprehensive loss in accordance with Canadian GAAP	(2,883)	(1,941)	(5,989)	(8,252)
Share-based compensation (a)	3	(36)	(145)	(138)
Redemable Preferred shares (b)				350
Covertible debentures (c)				(600)

Net and Comprehensive loss in accordance with U.S. GAAP	(2,880)	(1,977)	(6,134)	(8,640)

  The following table details the computation of U.S. GAAP basic and diluted loss per share:

	Three months ended		Twelve months ended
	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
Loss attributed to Common shareholders — basic and diluted	(2,880)	(1,977)	(6,134)	(8,640)
Weighted average number of shares	28,569,238	28,480,522	28,537,202	23,448,504
Basic loss per share	(0.10)	(0.07)	(0.21)	(0.37)
Weighted average number of shares — diluted(1)	28,569,238	28,480,522	28,537,202	23,448,504
Dilutes loss per share	(0.10)	(0.07)	(0.21)	(0.37)

  (1)
  excludes the effect of all options and warrants that are anti-dilutive due to the loss reported in the year

  There was no cumulative effect of the above adjustments on the Company`s shareholders' equity.

  a)
  Stock-based compensation

  i)
  Under Canadian GAAP, effective March 1, 2004, the Company accounts for stock-based compensation granted to employees, officers and directors at fair value, which is measured using the Black-Scholes option pricing model. Prior to the IPO, the Company was privately held and used the minimum value methodology for valuing stock-based compensation, also allowable under Canadian GAAP.

    Under U.S. GAAP, effective March 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R) "Share-based payments". This standard requires companies to expense the fair value of stock-based compensation awards through operations, including estimating forfeitures at the time of grant in order to estimate the amount of stock-based awards that will ultimately vest. The Company elected to apply the modified prospective application transition method to account for stock options outstanding as at February 28, 2005. This method requires that the provisions of SFAS 123(R) are generally applied only to share-based awards granted, modified, repurchased or cancelled

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

    on March 1, 2006 and thereafter. SFAS 123(R) was applied prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date. The Company had previously applied SFAS 123(R) and recognizes the remaining value of awards granted prior to March 1, 2006 over their remaining service period.

    The Company has adopted the straight-line attribution method for determining the compensation cost to be recorded during each accounting period. However, awards based on performance conditions are recorded as compensation expense when the performance conditions are expected to be met.

    As a result of adopting SFAS 123(R), which does not permit the use of the minimum value method additional compensation expense has been recorded under U.S. GAAP for the three-month periods ended May 31, 2009 and May 31, 2008 and for the years ended February 28, 2009 and February 29, 2008.

    During the three-month period ended May 31, 2009, the Company modified certain outstanding stock options by reducing the exercise price of the options and extending their contractual life by one year. Under Canadian GAAP, in calculating the value of the option immediately prior to the modification, its expected life was limited to the remaining life of the previously granted option. Under U.S. GAAP, in accordance with SFAS 123(R), the expected life of the option was re-evaluated immediately prior to the modification and was not limited to the remaining expected life of the un-modified option. As a result, compensation cost recorded for the three-month period ended May 31, 2009 related to the modification under U.S. GAAP is less than the amount recorded under Canadian GAAP.

    ii)
    As at May 31, 2009 and February 28, 2009, compensation costs not yet recognized relating to stock option awards outstanding of $2,132 and $2,164 respectively (May 31, 2008 — $2,454 February 29, 2008 — $2,464) net of estimated forfeitures. As at May 31, 2009, compensation cost will be recognized on a straight line basis over the remaining weighted-average period of approximately 2.3 years for the time vesting options and the performance vesting awards will vest as performance conditions are met. Compensation will be adjusted for subsequent changes in estimated forfeitures.

    iii)
    The total intrinsic value of options exercised during the three-month period ended May 31, 2009 was $177 (three-month period ended May 31, 2008 — nil) and for the year ended February 28, 2009 was nil (February 29, 2008 — $3).

    iv)
    The total intrinsic value of fully vested options at May 31, 2009 was $777 (May 31, 2008 — $1,411) and was ($516) at February 29, 2009 (February 29, 2008 — $1,000).

    v)
    The total fair value of options that vested during the three-month period ended May 31, 2009 was $239 (three month period ended May 31, 2008 — $181) and for the year ended February 28, 2009 was $769 (2008 — $464).

    vi)
    SFAS 123(R) does not permit the use of the minimum value method. The Company derives the volatility over the expected term of the awards based on comparable companies' historical volatilities as this represents the most appropriate basis to determine actual expected volatility of its own shares in future periods. The expected life of options was determined based on several factors including historical life, probable life before exercise, and probability of exercise.

    vii)
    The Company records an expense equal to the fair value of shares granted pursuant to the employee share purchase plan over the period the shares vest. The total fair value of the shares recognized during the three-month period ended May 31, 2009 was $1 (three-month period ended May 31, 2008 — nil) and for the year ended February 28, 2009 was $1 (2008 — nil). The fair value of the unearned ESPP shares as at May 31, 2009 was $2 (May 31, 2008 — nil) and as at February 28, 2009 was $1 (2008 — nil). The number of shares held for release under the plan at May 31, 2009 and February 28, 2009 were 1,076 and 1,413 respectively (May 31, 2008 — nil; February 29, 2008 — nil).

  b)
  Redeemable Preferred Shares

    Under Canadian GAAP, the fair value of the redemption feature of the redeemable Preferred shares at their date of issuance was separated from the Preferred shares and recorded as a liability. As a result, the amount allocated to the Preferred shares was less than their redemption amount. The Preferred shares were accreted up to their redemption amount over the term to the date that the redeemable Preferred shares first became redeemable. This accretion was charged to interest expense. Under Canadian GAAP, the value of the conversion feature was recorded in shareholders' equity.

    Under U.S. GAAP, the fair value of the conversion feature was not required to be separately recorded. As a result, no interest expense was required to be recorded under U.S. GAAP. Under U.S. GAAP, the redeemable Preferred shares are classified outside of permanent shareholders' equity as they are redeemable at the option of the holder. This results in a U.S. GAAP reconciling item to reflect the different classification. As the Preferred shares were all redeemed prior to February 28, 2008, there is no classification difference for any of the periods presented.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  c)
  Convertible Debt

    Under Canadian GAAP, the fair value of the liability component of the Convertible Debt at the date of issuance was recorded as long-term debt. This liability component was being accreted up to the face amount of the Convertible Debt over the term to maturity until the underlying debt was converted into Preferred shares. This accretion was charged to interest expense using the effective interest rate method. Under Canadian GAAP the equity components of the Convertible Debt, consisting of the conversion right and warrants, were valued using the residual valuation of the equity component method where the liability component is valued first, and the difference between the proceeds of the debt issuance and the fair value of the liability is assigned to the equity components and recorded in shareholders' equity.

    Under U.S. GAAP, the proceeds of debt instruments issued with detachable stock purchase warrants should be allocated based on a relative fair value basis. As a result, the relative fair value of the warrants at their issuance was determined to be $465 and was allocated to shareholders' equity with a corresponding discount on the Convertible Debt. Due to the allocation of proceeds to warrants and ability for holders to convert the debt at a price equal to ninety percent (90%) of the then-current share price, a Beneficial Conversion Feature ("BCF") exists under U.S. GAAP. In accordance with U.S. GAAP, a further discount on the Convertible Debt and increase to shareholders' equity of $1,854 was recorded representing the fair value of the BCF upon issuance. The discounts on the Convertible Debt are accreted to interest expense using the effective interest method and any unamortized balance is expensed immediately upon conversion of the Convertible Debt.

    The discount on Convertible Debt under U.S. GAAP is greater than that under Canadian GAAP, and as a result, additional interest expense was recorded under U.S. GAAP for the year ended February 29, 2008.

  OTHER DISCLOSURES REQUIRED UNDER U.S. GAAP

  a)
  Income Statement

  i)
  During each of the periods presented revenue is comprised of:

	Three months ended		Twelve months ended
	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
Product Sales	14,929	9,289	38,952	37,640
Services	1,021	1,436	4,382	2,764

Total Revenue	15,950	10,725	43,334	40,404

    ii)
    Stock based compensation:

    Non-cash stock based compensation of $239 was recorded for the three-month period ended May 31, 2009 (three month period ended May 31, 2008 — $181) and $769 for the year ended February 28, 2009 (2008 — $465) and was included in General and administrative, Selling and Marketing, and Research and Development expenses as detailed below.

	Three months ended		Twelve months ended
	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
General and Administrative	93	52	306	153
Research and Development	60	51	186	153
Sales and Marketing	86	78	277	158

	239	181	769	464

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

    iii)
    Details of related party transaction amounts included in income statement captions are as follows:

	Three months ended		Twelve months ended
	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
Cost of Sales	2,321	3,574	14,103	14,782
Reaserch and Development	98	109	437	423
General and administrative	76	65	280	260
Sales and Marketing	29	53	333	208

Total	2,524	3,801	15,153	15,673

    iv)
    Bad debt expense:

    Included in general and administrative expenses is $11 related to bad debt expense for the three-month period ended May 31, 2009 (three-month period ended May 31, 2008 — $47) and $325 related to the year ended February 28, 2009 (year ended February 29, 2008 — $116).

    v)
    Rental expense:

    Included in general and administrative expenses is $191 related to premises rental expense for the three-month period ended May 31, 2009 (three-month period ended May 31, 2008 — $191) and $759 related to the year ended February 28, 2009 (year ended February 29, 2008 — $617).

    vi)
    Depreciation expense:

    Included in general and administrative expenses is $92 related to depreciation of capital assets for the three-month period ended May 31, 2009 (three-month period ended May 31, 2008 — $74) and $341 related to the year ended February 28, 2009 (year ended February 29, 2008 — $199).

  b)
  Balance Sheet

  i)
  Accounts Payable and Accrued Liabilities:

    Details of accounts payable and accrued liabilities are as follows:

		Twelve months ended
	Three months ended May 31, 2009	February 28, 2009	February 29, 2008
Accounts payable	3,739	1,764	3,423
Accruals	2,148	1,991	3,840
Payroll related Accruals	366	487	759
Related party	428	1,422	1,033
Taxes	—	13	—

Total accounts payables and accrued liabilities	6,681	5,677	9,055

    ii)
    Warranty liability:

    The Company records a liability for future warranty costs based on management's best estimate of probable claims within the Companies product warranties. The accrual is based on the terms of the warranty which vary by customer, product, or service and historical experience. The Company regularly evaluate the appropriateness of the remaining accrual.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

    The following table details the changes in the warranty liability:

		Twelve months ended
	Three months ended May 31, 2009	February 28, 2009	February 29, 2008
Balance at beginning of period	401	429	286
Accruals	236	531	669
Utilization	(115)	(559)	(526)

Balance at end of period	522	401	429

    iii)
    Restructuring charges:

    During the year ended February 28, 2009, the Company recorded restructuring charges of $501 related to severance and benefit costs associated with a workforce reduction of 20 employees, all of whom were notified of their termination during the year ended February 28, 2009. Of the total expense, $484 was disbursed during the three months ended February 28, 2009 with the remainder disbursed during the subsequent fiscal quarter.

    iv)
    Short-term investments:

    Cost and fair value of investments classified as held for trading, as at February 29, 2008, by contractual maturity were as follows:

	Amortized Cost	Fair Value
Due in one to 3 months	31,878	31,908
Due in 3 to 6 months	—	—

Total Investments	31,878	31,908

    v)
    Allowance for doubtful accounts:

    Allowance for doubtful accounts at May 31, 2009 was $281 (February 28, 2009 — $296; February 29, 2008 — $77).

  c)
  Capital Stock

  i)
  Shares outstanding:

    Under U.S. GAAP, issued and authorized capital is required to be presented on the face of the balance sheet. The Company is authorized to issue an unlimited number of voting Common shares. After all preferential dividends are declared, common shareholders are entitled to dividends, if and when declared by the Board of Directors provided that an equivalent dividend on the outstanding Class A-1 Preferred shares, and Class B Preferred shares are declared.

    The Company had 28,614,780 and 28,559,297 Common shares issued and outstanding as at May 31, 2009 and February 28, 2009, respectively (28,555,335 and 28,440,355 as at May 31, 2008 and February 29, 2008, respectively).

  d)
  Income Taxes

  i)
  Adoption of FASB Interpretation 48:

    In June 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109, effective for fiscal years beginning on or after December 15, 2006. FIN 48 provides specific guidance on the recognition, de-recognition and measurement of income tax positions in financial statements, including the accrual of related interest and penalties recorded in interest expense. An income tax position is recognized when it is more likely than not that it will be sustained upon examination based on its technical merits, and is measured as the largest amount that is greater than 50% likely of being realized upon ultimate settlement. Under Canadian GAAP, the Company recognizes and measures income tax positions based on the best

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

    estimate of the amount that is more likely than not of being realized. The adoption of FIN 48 did not have any impact on the Company's U.S. GAAP results.

    ii)
    Substantively enacted tax rates:

    Under Canadian GAAP, income taxes are measured using substantively enacted tax rates, while under U.S. GAAP, measurement is based upon enacted tax rates. This difference does not result in a difference for any periods presented in these consolidated financial statements.

    iii)
    Deferred tax asset:

    Under U.S. GAAP, investment tax credits are included in the determination of deferred tax asset whereas under Canadian GAAP, investment tax credits are not considered in the determination of future tax assets. Including the investment tax credits as a deferred tax asset under U.S. GAAP would have the impact of increasing deferred tax assets with a corresponding increase in the Company's valuation allowance of $4,700 as at February 28, 2009 and $3,647 as at February 29, 2008.

    iv)
    Accrued interest expenses:

    The Company recognizes interest accrued relating to unrecognized tax liabilities as interest expense.

    v)
    Fiscal period subject to examination:

    The Company files income tax returns in Canada, the United States, and the United Kingdom. Generally, the years 2002 to 2009 remain subject to examination by tax authorities.

    vi)
    Income (loss) by jurisdiction:

    The components of the Company's income (loss) from continuing operations before income taxes, by taxing jurisdiction, were as follows:

	Three months ended		Twelve months ended
	May 31, 2009	May 31, 2008	February 28, 2009	February 29, 2008
Canada	(1,638)	(2,503)	(11,354)	(7,393)
United States	412	61	230	188
Other	2	(12)	—	—

	(1,224)	(2,454)	(11,124)	(7,205)

    vii)
    Future tax liabilities by jurisdiction:

    The Company's future tax liability for each tax jurisdiction is nil for all periods noted above.

    viii)
    Valuation Allowance:

    Under U.S. GAAP, any valuation allowance related to investment tax credits ("ITC") must be included in the valuation allowance for deferred tax assets. Accordingly, the Company recorded a valuation allowance of $26,352 as at February 28, 2009 (February 29, 2008 — $24,538).

    ix)
    Recognition of deferred tax assets:

    In assessing the likelihood of realizing deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the years in which the temporary differences are deductible. Management considers the scheduled reversals of deferred tax liabilities, the character of the deferred income tax assets and available tax planning strategies in making this assessment.

    To the extent that management determines that the realization of future income taxes does not meet the more likely than not realization criterion, a valuation allowance is recorded against the future income tax assets.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  e)
  Fair Value Measurements

    Effective March 1, 2008, the Company adopted FASB standard SFAS No. 157, "Fair Value Measurements," which defines fair value, establishes a framework and prescribes methods for measuring fair value and outlines the additional disclosure requirements on the use of fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of fair value hierarchy based on the reliability of inputs are as follows:

    •
    Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

    •
    Level 2 inputs are significant observable inputs other than quoted prices included in level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data; and

    •
    Level 3 inputs are significant unobservable inputs that reflect the reporting entity's own assumptions and are supported by little or no market activity.

    The Company's financial assets and liabilities that are measured at fair value on a recurring basis have been segregated into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below. SFAS No. 157-2 delayed the effective date for non-financial assets and liabilities until March 1, 2009, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.

    Financial assets and liabilities measured at fair value as at February 28, 2009 in the consolidated financial statements on a recurring basis are summarized below:

	Fair value measurements using:
	Level 1	Level 2	Level 3
Assets
Cash	8,504	—	—
Short Term Investments	14,994	—	—

Total assets	23,498	—	—

    Financial assets and liabilities measured at fair value as at May 31, 2009 in the consolidated financial statements on a recurring basis are summarized below:

	Fair value measurements using:
	Level 1	Level 2	Level 3
Assets
Cash	21,975	—	—
Short Term Investments	—	—	—

Total assets	21,975	—	—

f)
Recent United States accounting pronouncements

i)
Business Combinations:

    In December 2007, the FASB issued FASB Statement No. 141R, Business Combinations. This statement requires the acquirer to recognize the assets acquired, liabilities assumed and any non-controlling interest in the acquiree at fair value as of the acquisition date. The statement is effective for the Company beginning March 1, 2009.

    There was no material impact on the Company's financial position or results of operations as a result of adopting this standard.

DRAGONWAVE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Expressed in Cdn $000's except share and per share amounts)

20.   RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

  ii)
  Non-controlling interests:

    In December 2007, the FASB issued FASB Statement No. 160, Non-controlling Interests in Financial Statements. This statement will require non-controlling interest in a subsidiary to be reported in equity in the consolidated financial statements. The statement is effective for the Company beginning March 1, 2009.

    There was no material impact on the Company's financial position or results of operations as a result of adopting this standard.

  iii)
  Disclosure about Derivative Instruments and Hedging Activities:

    In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. This new statement enhances disclosures regarding an entity's derivative and hedging activities. This statement is effective for the Company beginning March 1, 2009.

    There was no impact to the Company on adoption of this statement.

  iv)
  Hierarchy of Generally Accepted Accounting Principles:

    In May 2008, the FASB issued FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles. The statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements in accordance with GAAP in the United States. This statement was effective for the Company November 15, 2008, which is 60 days after the Securities and Exchange Commission's approval of Auditing Standard No. 6, Evaluating Consistency of Financial Statements.

    There was no impact to the Company on adoption of this statement.

  v)
  Subsequent events:

    In May 2009, the FASB issued SFAS No. 165, Subsequent Events, ("SFAS 165"), which is effective for the Company June 30, 2009. SFAS 165 provides guidance for disclosing events that occur after the balance sheet date, but before financial statements are issued or available to be issued.

    The adoption of SFAS 165 did not have a significant impact on the Company's consolidated financial statements.

QuickLinks

AUDITORS' REPORT
DRAGONWAVE INC. CONSOLIDATED BALANCE SHEETS (Expressed in Cdn $000's)
DRAGONWAVE INC. CONSOLIDATED STATEMENTS OF OPERATIONS, COMPREHENSIVE LOSS AND DEFICIT (Expressed in Cdn $000's except share and per share amounts)
DRAGONWAVE INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Expressed in Cdn $000's except share and per share amounts)
DRAGONWAVE INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in Cdn $000's except share and per share amounts)